EXHIBIT 2

WARRANT

to Purchase up to 5,393 Series A Preferred Shares of

MACROCURE LTD.

VOID AFTER the Termination Date
(Prevailing Tel Aviv time)

THIS IS TO CERTIFY THAT Vaizra Ventures Ltd. (the “Holder”) is entitled to purchase, subject to the provisions of this Warrant, from Macrocure Ltd. (the “Company”), at any time on or after the Effective Date (as defined below) and until the Termination Date (as defined below), Series A Preferred Shares of the Company (the “Warrant Shares”), subject to the terms and conditions set forth  below and with the rights, preferences and privileges attached to Preferred A Shares as set forth in the Company’s articles of association, as shall be amended from time to time (the “Articles of Association”). In the event that all of the outstanding Series A Preferred Shares of the Company are converted into Ordinary Shares pursuant to the automatic conversion provisions of the Company’s Articles of Association or otherwise, this Warrant shall become exercisable for such Ordinary Shares, and any references throughout this Warrant to the Warrant Shares shall be deemed to refer to such number of Ordinary Shares into which the Warrant Shares may be converted. The amount and kind of securities purchasable pursuant to the rights granted hereunder and the Exercise Price for such securities are subject to adjustment pursuant to the further provisions of this Warrant.

1.	NUMBER OF OPTION SHARES; EXERCISE PRICE

1.1.
The maximum number of Preferred A Shares which the Holder may purchase pursuant to this Warrant (each being a "Warrant Share" hereunder) is 5,393, subject to adjustments from time to time or upon the exercise as provided in the Section 5 below. The maximum aggregate purchase price is NIS 53.93 (the “Aggregate Purchase Price”).

1.2.
The exercise price per each Warrant Share shall be NIS 0.01 (the “Exercise Price”) subject to adjustments from time to time or upon exercise as provided in Section 5 below. For the purpose of correctly interpreting the Company’s Articles of Association in connection with an exercise (in whole or in part) of any Warrant Share/s under this Warrant, and subject to adjustments, whenever the Articles of Association refer to the “Original Issue Price” then in connection with any Warrant Share such Original Issue Price shall mean the same Original Issue Price of the Preferred A Shares (at the date of this Amendment, US$359.925).

2.	EXERCISE OF WARRANT

2.1.
Subject to the provisions hereof, this Warrant may be exercised in whole or in part, at any time on or after May 3, 2012 (the “Effective Date”) and until the occurrence of an M&A Event (as such term is defined in the Company’s Articles of Association) (the “Termination Date”); by the payment to the Company, of an amount equal to the aggregate Exercise Price of the Warrant Shares being purchased in one of the following means of payments, to be determined solely by the Holder: (a) by cash, wire transfer, certified, cashier's or other check acceptable to the Company, in New Israeli Shekels or, at the election of the Holder, in U.S. Dollars calculated in accordance with the official representative rate of exchange of the U.S. Dollar and New Israeli Shekel, published by the Bank of Israel and last known at the time of actual payment under this Warrant; or (b) in connection with an M&A Event or an IPO, by way of Net Exercise as described, and upon the terms set forth, in Sub-Section 2.2 below. Notwithstanding the aforementioned, this Warrant shall be deemed exercised in full by the Holder, immediately prior to and conditioned upon the closing of an M&A Event, without the need to provide any notice of exercise to the Company in the manner set forth in Section 2.1(b) above.

2.2.
Net Exercise. Without derogating from the aforesaid, in the context of an M&A Event or an IPO, in which the consideration is cash, the Holder, by surrendering this Warrant and a duly executed Notice (as defined below) stating its desire to pay by means of net exercise (a “Net Exercise”), shall effect a Net Exercise, without any payment in cash thereof, under which the Holder may elect to exchange the Warrant for a number of Warrant Shares computed using the following formula:

X = Y (A-B)
A

Where:   X = the number of Warrant Shares to be issued to the Holder.

Y=
the number of Warrant Shares purchasable under the actual exercise of this Warrant (adjusted to the date of such calculation, but excluding those shares already issued under this Warrant), assuming the Net Exercise shall not be effected.

A = the Fair Market Value (as defined below) of one Warrant Share.

B = the Exercise Price (as adjusted to the date of such calculation).

For purposes of rule 144 promulgated under the United States Securities Act of 1933, to the extent applicable and subject to applicable law, it is intended, understood and acknowledged that the Warrant Shares issued in a Net Exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued pursuant to the Share Purchase Agreement.

“Fair Market Value” of a Warrant Share shall be equal to:

(i)	In the event of an M&A Event in which the consideration is only cash - the price per Warrant Share as determined in such M&A Event;

(ii)
If the event that this Warrant is being exercised in connection with an IPO – the public offering price reflecting actual proceeds to the Company or the selling sharholders in such IPO, as applicable (net of deduction of discounts, commissions and expenses) in such offering.

2.3.	This Warrant shall be exercised in whole or in part by presentation and surrender of this Warrant to the Company at the principal office of the Company; accompanied by:

(i)	a written notice of exercise, in the form attached hereto as Exhibit A or any similar notice acceptable to Company's Board of Directors (the “Notice”); and

(ii)
payment to the Company, for the account of the Company, of the Exercise Price for the number of Warrant Shares specified in the Notice (except in the event of a Net Exercise as set forth in Section 2.2 above);

2.4.
Upon the receipt by the Company of the Exercise Price for the Warrant Shares (or in the event of a Net Exercise, a written notice)  the Company shall (i) issue the applicable Warrant Shares to the Holder; (ii) issue within 15 business days to the Israeli Registrar of Company a report regarding the issuance of the Warrant Shares so exercised; (iii) shall update its Shareholders Register; and (iv) shall deliver to the Holder a certificate or certificates for the number of Warrant Shares issued to the Holder and the Holder shall be deemed to be the holder of record of the Warrant Shares issuable upon such exercise, notwithstanding that the share transfer books of the Company shall then be closed or that certificates representing such Warrant Shares shall not then be actually delivered to the Holder. The Company shall pay any and all taxes and expenses and any other charges that may be payable in connection with the issuance of the Warrant Shares and the preparation and delivery of share certificates in the name of the Holder.

2.5.	No fractions of Warrant Shares shall be issued in connection with the exercise of this Warrant, and the number of Warrant Shares issued shall be rounded to the nearest whole number.

3.	RESERVATION OF SHARES: PRESERVATION OF RIGHTS

The Company hereby covenants that at all times it will maintain and reserve such number of authorized but unissued Warrant Shares so that this Warrant may be exercised in full. In addition, the Company will maintain and reserve such number of authorized but unissued Ordinary Shares as will be sufficient to permit the conversion in full of all issued or issuable Warrant Shares.  All Warrant Shares (and Ordinary Shares issuable upon conversion thereof) issuable pursuant to the terms hereof, when issued upon exercise of this Warrant in accordance with the terms hereof, shall be duly and validly issued, fully paid and non-assessable, and except as specified in the Company's Articles of Association, as amended from time to time, shall not subject to any preemptive rights and shall be free and clear of all liens, security interest, charges and other encumbrances, equities and claims and will not be inconsistent with the Company’s Articles of Association, do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to the Company and do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration with or the taking of any action in respect of or by, any local or foreign governmental authority or agency or other person.

4.	EXCHANGE OR LOSS OF WARRANT

In the event of a partial exercise of this Warrant, this Warrant shall be deemed a Warrant for the unexercised warrants and shall be exchanged for a replacement warrant to purchase the unexercised balance of Warrant Shares.  Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date.

5.	ADJUSTMENT

The number of Warrant Shares (and the number of Ordinary Shares issuable upon conversion thereof) purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time or upon exercise as provided in this Section 5.

5.1.
If, during the term of this Warrant, the Company shall distribute or declare a cash or stock dividend or shares of capital stock pursuant to a reclassification of its Warrant Shares to the holders of Warrant Shares or any other distribution with respect to the Company’s share capital, the number of Warrant Shares purchasable upon exercise of this Warrant shall be proportionally increased without payment of any additional consideration, and such increase to become effective immediately upon such distribution, and upon the occurrence of such an event the Exercise Price shall be adjusted appropriately.

5.2.
If, during the term of this Warrant, the outstanding Warrant Shares shall be subdivided into a greater number of Warrant Shares, the number of Warrant Shares purchasable upon exercise of this Warrant shall be proportionately increased, and, conversely, if the outstanding Warrant Shares shall each be combined into a smaller number of Warrant Shares, the number of Warrant Shares purchasable upon exercise of this Warrant shall be proportionately decreased, and in each such case the Exercise Price shall be adjusted appropriately.

5.3.
For the avoidance of doubt, if at any time prior to the Termination Date, the Conversion Price of the Preferred A Shares (as defined in the Company’s Articles of Association) shall be adjusted pursuant to the terms of the Company’s Articles of Association, such adjusted Conversion Price shall also apply, subject to the provisions of the Company’s Articles of Association relating to adjustments with respect Preferred A Shares issued upon exercise of this Warrant) to the Warrant Shares upon conversion from Preferred A Shares into Ordinary Shares of the Company.  If, during the term of this Warrant, all the Preferred A Shares shall be converted into Ordinary Shares, this Warrant shall be exercisable into such number of Ordinary Shares of the Company as would have been issued upon conversion of the Warrant Shares in accordance with the above.

5.4.
In case any event shall occur as to which the preceding subsections 5.1 - 5.3 are not strictly applicable but as to which the failure to make any adjustment would not fairly protect the purchase rights represented by this Warrant in accordance with the essential intent and principles hereof then, in each such case, the Board of Directors of the Company shall, in good faith and in accordance with the principals set forth in sections 5.1 - 5.3 above, determine what adjustments are necessary to preserve the purchase rights of the Holder represented by this Warrant.

6.	NOTICE OF CERTAIN EVENTS

The Holder (in his capacity as such) shall be entitled to the rights of a shareholder only for those Warrant Shares with respect to which this Warrant has been exercised pursuant to Section 2 and Section 8.2 shall apply to the Warrant Shares with respect to which this Warrant has not been exercised. Notwithstanding, in case at any time prior to the Termination Date, there shall be an M&A Event or an IPO (as such terms are defined in the Company's Articles of Association) with, or any exchange of the Company’s securities with the securities of, another corporation, the Company shall give at least a 14-days’ advance written notice, by hand delivery, fax, or registered mail, postage prepaid, addressed to the Holder at the last address provided to the Company by such Holder in writing, of the expected date on which such M&A Event, IPO, or exchange shall take place, as the case may be in order to provide the holder with the opportunity to exercise this Warrant prior to such event. Such notice shall also specify in general the terms of such proposed transaction.

7.	NOTICE OF ADJUSTMENTS

Whenever the Exercise Price or the number of Warrant Shares for which this Warrant is exercisable is adjusted as provided in paragraph 5 hereof or whenever the rate at which the Warrant Shares are convertible into Ordinary Shares is adjusted pursuant to this Warrant or the Company’s Articles of Association, the Company shall promptly compute such adjustment and mail to the Holder at the last address provided to the Company in writing a certificate, signed by the CFO or the CEO of the Company, setting forth the number of Warrant Shares (and the number of Ordinary Shares into which the Warrant Shares may be converted) for which this Warrant is exercisable and the exercise price as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment has or will become effective.

8.	RIGHTS OF THE HOLDER

8.1.
Without limiting the foregoing or any remedies available to the Holder, the Holder may be entitled to specific performance of the obligations hereunder, and injunctive relief against actual or threatened violations of the obligations of any person subject to this Warrant.

8.2.
Subject to the terms of this Warrant, including without limitation Sections 2.1 and 5, and except as set forth in the Articles of Association of the Company adopted on July 17, 2013, this Warrant shall not entitle the Holder to any rights of a shareholder of the Company, including, without limitation, any voting rights or other rights as a shareholders of the Company whatsoever with respect to Warrant Shares for which no exercise of this warrant has occurred. Without derogating from the generality of the foregoing, no dividend or interest shall be payable or accrue in respect of this Warrant.

8.3.
The Holder acknowledges that the Warrant Shares shall be subject to such certain rights, privileges, restrictions and limitations as set forth in this Warrant, and the organizational documents of the Company (or any other applicable agreement), as may be amended from time to time, and that, as a result, inter alia, of such limitations, it may be difficult or impossible for the Holder to realize his investment and/or to sell or otherwise transfer the Warrant Shares. The Holder further acknowledges that the Company's shares are not publicly traded.

8.4.
The Holder represents and warrants to the Company that this Warrant and the Warrant Shares, if and when purchased by the Holder, are for the Holder's own account and for investment purposes only and not with a view for resale or transfer and that all the rights pertaining to the Warrant or the Warrant Shares, by law or equity, shall be purchased and possessed by the Holder for the Holder exclusively. The Holder further acknowledges that the Warrant Shares, when issued, shall not b registered under applicable securities acts and that such Warrant Shares may have to be held indefinitely unless they are subsequently registered or qualified under the applicable securities act.

9.	TAXES

9.1.
The Holder acknowledges that the grant of the Warrant, the issue of the Warrant Shares and the execution and/or performance of this Warrant may have tax consequences to the Holder and that the Company is not able to ensure or represent to the Holder the nature and extent of such tax.

9.2.
The Company shall pay all of the applicable taxes and other charges payable by the Company in connection with the issuance of the Warrant Shares and the preparation and delivery of share certificates pursuant to Section 1 in the name of the Holder (such as transfer taxes in respect of the issue or delivery of Warrant Shares on exercise of this Warrant), if any, but shall not pay any taxes payable by the Holder by virtue of the holding, issuance, exercise or sale of this Warrant or the Warrant Shares by the Holder, which taxes shall be fully borne and payable, when due, by the Holder.

10.	TRANSFER OF WARRANT

Subject to any rights of the other shareholders of the Company (including without limitation, the right of first refusal) and other limitations on transferability of the Company's securities as set forth in the Articles (including the written consent of the Company's Board of Directors), this Warrant may be assigned or transferred, in whole or in part.

11.	NOTICE

Any notice, demand, request, consent, approval, declaration, delivery or communication hereunder to be made pursuant to the provisions of this Warrant shall be sufficiently given or made if in writing and shall be deemed to have been validly served, given or delivered upon the earlier of: (a) when sent after receipt of confirmation or answer back if sent by facsimile transmission, (b) two (2) business days after deposit with a reputable courier with all charges prepaid or (c) when delivered if hand-delivered by messenger, all of which shall be properly addressed to the party to be notified and sent to the address or number indicated, to the Holder, at the address set forth hereinbelow, as amended from time to time,  and to the Company at:

(i) If to Holder to:

Attn:
Telephone No.:
Facsimile No.:

If to the Company to:
Macrocure Ltd
9 Bareket St.
Petach Tikva 49517
Israel
Attn: Chief Executive Officer
Telephone No.: +972-3-9235556
Facsimile No.: +972-3-9235558

or at such other address as may be submitted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.

12.	TERMINATION

This Warrant and the rights conferred hereby shall terminate on the Termination Date.

13.	GOVERNING LAW; JURISDICTION

This Warrant shall be governed by, and construed in accordance with, the laws of the State of Israel, without giving effect to the rules respecting conflict of law, and the parties hereto irrevocably submit themselves to the exclusive jurisdiction of the Courts of the Tel Aviv-Jaffa district in respect of any dispute or matter arising out of or connected with this Warrant.

14.	COUNTERPARTS

This Warrant may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Facsimile signatures of a party shall be binding as evidence of such party's agreement hereto and acceptance hereof.

MACROCURE LTD.		DATED: July 22, 2013
By:	/s/ David Ben-Ami
Name: David Ben-Ami
Title: Chairman

Name of Holder:
VAIZRA VENTURES LTD.

By its sole director Y.E.R.H. International Ltd.

By:	/s/ Zeev Holender
Name: Zeev Holender
Title: Director

EXHIBIT A

NOTICE OF EXERCISE

To Macrocure Ltd. (the "Company")

☐
The undersigned hereby elects to purchase _________ [FILL IN NUMBER OF SHARES] Series A Preferred Shares of the Company (or Ordinary Shares, as specified in the preamble to the Warrant to which this notice is attached (the "Warrant")) at an exercise price of NIS53.93, pursuant to the terms of the Warrant granted on ________, and tenders herewith payment in full for the aggregate Exercise Price for such shares.

☐
In lieu of exercising the Warrant for cash, the undersigned hereby elects, in connection with an M&A Event or an IPO, to effect the net exercise provision of Section 2.2 of the Warrant, subject to and in accordance with the terms and conditions thereof, and receive __________ [FILL IN NUMBER OF SHARES] Series A Preferred Shares of the Company.

[Please check the relevant box above]

Please issue a certificate or certificates representing said Warrant Shares in the name of the below list of entities, and record same in the Company’s internal share registry, as follows:

Very truly yours,

______________

By: ___________

Title: __________

Date:__________